Exhibit 99.1

KemPharm Provides Update on APADAZ® Formulary Adoption

Conference Call Scheduled for Today, Wednesday, March 13, 2019 at 8:30 a.m. ET

Highlights:

●	According to MMIT estimates, the authorized generic for APADAZ has unrestricted formulary access for 91% of Commercial lives and unrestricted access for 90% of state Medicaid lives
●	According to MMIT estimates, branded APADAZ® has unrestricted formulary access for 15% of Commercial lives

Celebration, FL – March 13, 2019 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today provided an update on formulary adoption of its FDA-approved prodrug product, APADAZ® (benzhydrocodone and acetaminophen, or APAP, tablets), which has been licensed to KVK-Tech, Inc. for commercialization.  According to Managed Markets Insights and Technology (MMIT, www.formularylookup.com) estimates, the authorized generic of APADAZ (benzhydrocodone/APAP, or AG-APADAZ) currently has unrestricted formulary access for 91% of Commercial lives and unrestricted access for 90% of state Medicaid lives. In addition, MMIT estimates indicate that branded APADAZ currently has unrestricted formulary access for 15% of Commercial lives, generally at a Tier 3 or equivalent reimbursement status.

Based on 2018 utilization data for hydrocodone/APAP (HC/APAP), the total market was nearly four billion tablets, of which 41% was Commercial, 39% was Medicare, and 12% was Medicaid, with the majority of Commercial volumes flowing through the top 6 pharmacy benefit managers (PBMs) (source: SHS PHAST: 2018).  Taken together and based on 2018 utilization data, potential volume of approximately 1.2 billion tablets would be addressable by AG-APADAZ among those PBMs alone.  Currently, APADAZ and AG-APADAZ are not yet covered by Medicare, although formulary review is in progress and expected to be completed within 90 days.

“Widespread formulary adoption for AG-APADAZ has advanced much faster than we anticipated, though there remains work to be done to gain an advantage over currently available generic HC/APAP products.  We believe this milestone indicates that KemPharm’s strategy of offering an authorized generic of APADAZ at prices comparable to generic HC/APAP may be an attractive proposition.  We continue to believe that the replacement of current HC/APAP products with APADAZ and its authorized generic will be a meaningful market opportunity based on this achievement and prior discussions with payors,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “APADAZ and its authorized generic remain on track for commercial launch in the second half of 2019.”

Conference Call Information:

KemPharm will host a brief conference call and live audio webcast with slide presentation today, Wednesday, March 13, 2019, at 8:30 a.m. ET. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 8690988

An audio webcast with slide presentation will be accessible via the Investor Relations section of the KemPharm website www.investors.kempharm.com. An archive of the webcast and presentation will remain available for 90 days beginning later today, March 13, 2019, at approximately 9:30 a.m. ET.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT™ (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

APADAZ®

APADAZ® was developed from KemPharm’s proprietary LAT™ (Ligand Activated Therapy) platform technology and is intended for the short-term (no more than 14 days) management of acute pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate. APADAZ is differentiated from other prescription opioids as it is the first FDA-approved product to contain a prodrug of hydrocodone. A prodrug is chemically inert, or inactive, on its own.  When ingested, enzymes in the gastrointestinal tract cleave the ligand from the prodrug (benzhydrocodone) and release the parent drug (hydrocodone), which can then exert its therapeutic effect.  The final approved product labeling for APADAZ includes these and other data points but concludes that the overall results of the clinical program did not demonstrate abuse-deterrence by current measurement standards.

The approval of APADAZ via the 505(b)(2) pathway was based in part on pharmacokinetic studies with Vicoprofen®, Ultracet®, and Norco® in which APADAZ demonstrated exposure to hydrocodone and acetaminophen (APAP) that is expected to result in therapeutic effects equivalent to currently approved immediate-release hydrocodone/APAP combination products when administered orally as intended.

Indication:

APADAZ® contains an opioid agonist and acetaminophen and is indicated for the short-term (no more than 14 days) management of acute pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate.

Limitations of Use:

Because of the risks of addiction, abuse, and misuse with opioids, even at recommended doses, reserve APADAZ® for use in patients for whom alternative treatment options [e.g., non-opioid analgesics] have not been or are not expected tolerated, or have not provided adequate analgesia, or are not expected to provide adequate analgesia.

Important Safety Information:

APADAZ® is contraindicated in patients with: significant respiratory depression; acute or severe bronchial asthma in an unmonitored setting or in absence of resuscitative equipment; known or suspected gastrointestinal obstruction, including paralytic ileus; and hypersensitivity to hydrocodone or acetaminophen.

APADAZ® contains benzhydrocodone, a Schedule II controlled substance.  APADAZ® can be abused and is subject to misuse, addiction, and criminal diversion.

Potential risks associated with APADAZ® include addiction, abuse, and misuse, life-threatening respiratory depression, neonatal opioid withdrawal syndrome, risks of concomitant use or discontinuation of cytochrome P450 CYP3A4 inhibitors and inducers, acetaminophen hepatoxicity risks from concomitant use with benzodiazepines or other central nervous system (CNS) depressants, risk of life-threatening respiratory depression in patients with chronic pulmonary disease or in elderly, cachectic, or debilitated patients, adrenal insufficiency, severe hypotension, serious skin reactions, risks of use in patients with increased intracranial pressure, brain tumors, head injury, or impaired consciousness, hypersensitivity/anaphylaxis, risks of use in patients with gastrointestinal conditions, risk of use in patients with seizure disorders, and withdrawal, risks of driving and operating machinery.

Potential drug interactions with APADAZ® include:

●	Serotonergic Drugs: Concomitant use may result in serotonin syndrome. Discontinue APADAZ® if serotonin syndrome is suspected.
●	Mixed Agonist/Antagonist and Partial Agonist Opioid Analgesics: Avoid use with APADAZ® because they may reduce analgesic effect of APADAZ® or precipitate withdrawal symptoms.
●	Monoamine Oxidase Inhibitors (MAOIs): Can potentiate the effects of hydrocodone. Avoid concomitant use in patients receiving MAOIs or within 14 days of stopping treatment with an MAOI.

Most common adverse reactions (>5%) are nausea, somnolence, vomiting, constipation, pruritus, dizziness, and headache.

The Full Prescribing Information for APADAZ® contains the following Boxed Warning:

WARNING: ADDICTION, ABUSE, AND MISUSE; RISK EVALUATION AND MITIGATION STRATEGY (REMS); LIFE-THREATENING RESPIRATORY DEPRESSION; ACCIDENTAL INGESTION; NEONATAL OPIOID WITHDRAWAL SYNDROME; CYTOCHROME P450 3A4 INTERACTION; HEPATOTOXICITY; and RISKS FROM CONCOMITANT USE WITH BENZODIAZEPINES OR OTHER CNS DEPRESSANTS

Addiction, Abuse, and Misuse:

APADAZ® exposes patients and other users to the risks of opioid addiction, abuse, and misuse, which can lead to overdose and death. Assess each patient’s risk prior to prescribing APADAZ® and monitor all patients regularly for the development of these behaviors and conditions.

Risk Evaluation and Mitigation Strategy (REMS):

To ensure that the benefits of opioid analgesics outweigh the risks of addiction, abuse, and misuse, the Food and Drug Administration (FDA) has required a REMS for these products. Under the requirements of the REMS, drug companies with approved opioid analgesic products must make REMS-compliant education programs available to healthcare providers. Healthcare providers are strongly encouraged to

●	complete a REMS-compliant education program,
●	counsel patients and/or their caregivers, with every prescription, on safe use, serious risks, storage, and disposal of these products,
●	emphasize to patients and their caregivers the importance of reading the Medication Guide every time it is provided by their pharmacist, and
●	consider other tools to improve patient, household, and community safety.

Life-Threatening Respiratory Depression:

Serious, life-threatening, or fatal respiratory depression may occur with use of APADAZ®.  Monitor for respiratory depression, especially during initiation of APADAZ® or following a dose increase.

Accidental Ingestion:

Accidental ingestion of even one dose of APADAZ®, especially by children, can result in a fatal overdose of hydrocodone.

Neonatal Opioid Withdrawal Syndrome:

Prolonged use of APADAZ® during pregnancy can result in neonatal opioid withdrawal syndrome, which may be life-threatening if not recognized and treated, and requires management according to protocols developed by neonatology experts.  If prolonged opioid use is required in a pregnant woman, advise the patient of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

Cytochrome P450 3A4 Interaction:

The concomitant use of APADAZ® with all cytochrome P450 3A4 inhibitors may result in an increase in hydrocodone plasma concentrations, which could increase or prolong adverse reactions and may cause potentially fatal respiratory depression. In addition, discontinuation of a concomitantly used cytochrome P450 3A4 inducer may result in an increase in hydrocodone plasma concentration. Monitor patients receiving APADAZ® and any CYP3A4 inhibitor or inducer.

Hepatotoxicity:

APADAZ® contains acetaminophen. Acetaminophen has been associated with cases of acute liver failure, at times resulting in liver transplant and death. Most of the cases of liver injury are associated with the use of acetaminophen at doses that exceed 4000 milligrams per day, and often involve more than one acetaminophen-containing product.

Risks From Concomitant Use With Benzodiazepines Or Other CNS Depressants:

Concomitant use of opioids with benzodiazepines or other CNS depressants, including alcohol, may result in profound sedation, respiratory depression, coma, and death.

●	Reserve concomitant prescribing of APADAZ® and benzodiazepines or other CNS depressants for use in patients for whom alternative treatment options are inadequate.
●	Limit dosages and durations to the minimum required.
●	Follow patients for signs and symptoms of respiratory depression and sedation.

For Important Safety Information including full prescribing information, visit: www.kempharm.com

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the estimate of the addressable market and launch timeline for APADAZ, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2018, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com